Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

April 21, 2005

VCG Holding Corp. Reports Revenue Increased Over 20% in 2004

DENVER—(BUSINESS WIRE)—April 21, 2005—VCG Holding Corp (AMEX: PTT), (VCG), one of the largest owners, consolidators and operators of adult nightclubs, announced today financial results for the fiscal year ended December 31, 2004.

Total revenues increased 20.3% to $12.2 million for fiscal year 2004 from $10.1 million for fiscal year 2003. This increase was the combination of revenue from the four nightclubs that the Company owned for most of 2004 was up an aggregate of $1.3 million; and revenue from the nightclub the Company acquired in the second half of 2004 and new nightclub it opened in November of 2004. Operating expenses, including costs of goods sold and SG&A, increased to $10.7 million in fiscal year 2004 from $8.5 million in fiscal year 2003 due to changes in the mix of alcohol beverage revenue, expenses associated with the construction and opening of the new nightclub in Phoenix, and the remarketing of the acquired nightclub in Denver.

In fiscal year 2004, the Company reported a net loss to common shareholders of $1.6 million, or a basic loss per share of $0.20 compared to fiscal year 2003 net income of $1.1 million or a basic income per share of $0.16. However, the 2004 net loss to common shareholders includes a total of $3.1 million in unusual items and discontinued operations as follows:

•	$400,000 in start-up expenses associated with the construction and opening new club in Phoenix;

•	$484,000 in discontinued operations from the sale of the company’s former Memphis club;

•	$1.4 million aggregate write-off of an investment in a Hawaiian nightclub and a terminated acquisition agreement in Minneapolis; and

•	$812,500 non cash accounting charge associated with the issuance of $1.25 million in convertible notes.

Applying the fiscal year 2003 tax rate for comparative purposes, the fiscal year 2004 normalized net income to common shareholders would be approximately $0.10 per share.

Net cash provided by operating activities for fiscal year 2004 totaled $976,377 compared to a net use of cash by operating activities of $375,355 for the prior year, an increase of approximately $1.4 million, due to more stringent working capital policies. As of December 31, 2004, the Company had 888,000 shares of Series A preferred stock outstanding and 8,376,559 shares of common stock outstanding. VCG had stockholder’s equity of $12,777,695 at December 31, 2004 as compared to $7,537,767 at December 31, 2003.

Troy H. Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp. stated, “2004 was an important year for VCG. In addition to listing of our common stock on the American Stock Exchange, we doubled our number of nightclubs we own with the acquisitions of three Denver nightclubs, including Centerfolds, Penthouse and Diamond Cabaret, and the construction and opening of a Penthouse Club in Phoenix. With these acquisitions and new location openings, we continued to prove our ability to manage successfully nightclubs with same store revenue growth of approximately 17%. We also took advantage of an opportunity to sell our Memphis nightclub that did not fit into our long-term growth strategy. While we did have a number of unusual items in 2004, that might recur at some point in the future, we felt it was important to address these issues today so we are best positioned for growth. We plan to continue to execute upon our two prong growth strategy to increase shareholder value by (i) acquiring two to four nightclubs per year within our existing markets or in other desirable locations at a purchase price of less than five times cash flow and (ii) managing successfully and improving our existing clubs to maintain same store growth and increase profitability, while maintaining a strong balance sheet.”

Summary Financial Information

	December 31,
	2004	2003	% Change
Income Statement Data
Total Revenue	$12,219,584	$10,154,677	20.3
Cost of Sales	1,289,118	907,047	42.1
SG&A	9,484,041	7,544,919	10.5
Income from operations	1,446,425	1,702,711	(15.1)
Interest Expense	1,428,113	307,846	363.9
Net (loss) Income	$(1,267,381)	$1,149,134
Net (loss)Income per share	$(0.20)	$0.16

	2004	2003
Balance Sheet Data
Current Assets	$2,144,798	$1,994,121
Net Property, Plant and Equipment	$14,210,239	$11,147,606
Other Assets	$13,157,945	$6,566,076
Total Assets	$29,512,982	$19,707,803
Current Liabilities	$8,776,566	$4,410,884
Total Liabilities	$17,608,687	$12,170,036
Shareholders Equity	$12,777,695	$7,537,767

	2004	2003
Cash Flow Data
Cash Flow from Operating Activities	$976,377	$(375,355)
Cash Flow from Investing Activities	$(9,888,593)	$(8,058,416)
Cash Flow from Financing Activities	$9,123,163	$8,419,735

About VCG Holding Corp.

VCG Holding Corp. is one of the largest owners, operators and consolidators of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs and operates seven more clubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2004, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal Ocello, President

Donald W Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424
Facsimile	303.922.0746
Email:	tlowrie@vcgh.com
mocello@vcgh.com
dprosser@vcgh.com